Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-144281, 333-155355, 333-159126, 333-166349, 333-172838, 333-179625, 333-186764, 333-194010, 333-202221, 333-209310, 333-225400, 333-239931 333-261890, and 333-265922 on Form S-8, and Registration Statement Nos. 333-231778, 333-226246, and 333-259181 on Form S-3 of our reports dated February 28, 2023, relating to the financial statements of comScore, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

McLean, Virginia
March 1, 2023